UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 20, 2008

Rochester Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-18933	41-1613227
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Rochester Medical Drive, Stewartville, Minnesota		55976
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	507-533-9600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 20, 2008, the Board of Directors of Rochester Medical Corporation (the "Company") elected David A. Jonas to serve as a Director of the Company to fill the vacancy on the Board left by the departure of Peter Conway. Mr. Jonas has not been named to serve on any of the Committees of the Company’s Board of Directors.

Mr. Jonas is currently the Company’s Chief Financial Officer, a position he has held since May 2001. From June 1, 1998 until May 2001, Mr. Jonas served as the Company’s Controller. From August 1999 until October 2001, Mr. Jonas served as the Company’s Director of Operations and had principal responsibility for operational activities. Since November 2000, Mr. Jonas has had principal responsibility for the Company’s financial activities. Prior to joining the Company, Mr. Jonas was employed in various financial, financial management and operational management positions with Polaris Industries, Inc. from January 1989 to June 1998. Mr. Jonas holds a BS degree in Accounting from the University of Minnesota and is a certified public accountant currently under a "non-active" status.

Mr. Jonas will not be separately compensated for his service on the Board of Directors. Mr. Jonas does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a participant in which the amount involved exceeds $120,000, nor has Mr. Jonas had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year, other than with respect to his compensation resulting solely from his employment as the Company’s Chief Financial Officer, as reported in the Company’s proxy statement for its Annual Meeting of Shareholders. There are no arrangements or understandings between Mr. Jonas and any other persons pursuant to which Mr. Jonas was selected as a Director of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rochester Medical Corporation

November 25, 2008	By:	/s/ David A. Jonas

Name: David A. Jonas
Title: Chief Financial Officer